Exhibit 99.1

FOR RELEASE:	NEW HARTFORD, NY, December 5, 2016
CONTACT:	Christopher R. Byrnes (315) 738-0600 ext. 6226
cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION

APPOINTS BRYAN MENAR AS CHIEF FINANCIAL OFFICER

NEW HARTFORD, N.Y.—December 5, 2016— PAR Technology Corporation (NYSE: PAR) today announced the appointment of Bryan Menar as its new Chief Financial Officer (CFO), effective January 3, 2017. Menar joins PAR from Chobani, LLC. where he was Vice President Financial Planning & Analysis (FP&A).

While at Chobani, Mr. Menar led the financial planning and analysis team and was responsible for all corporate financial analysis, including forecasting, budgeting, business reviews and financial presentations for both internal and external stakeholders and partners.  Menar has also had senior finance level roles at JC Jones & Associates, Goldman Sachs & Co., and Ernst & Young LLP.

Menar will report directly to Chief Executive Officer, Karen Sammon and will have responsibility for the annual operating budget, monthly reporting, financial statements, cash flow projections and will oversee the Company’s banking activities and funding.

“We are excited to have Bryan join our management team,” said Ms. Sammon. “His experience as a financial leader and business executive will be a valuable asset for PAR.  Bryan's demonstrated ability to lead a finance team and support a growing, global company will contribute to our success as we capitalize on our position as a leading provider of technology for the restaurant, retail and government industries.”

"I am honored by my appointment and see this as an excellent opportunity to make a major contribution as the company continues to grow," commented Mr. Menar. "I look forward to building upon the solid foundation that already exists within PAR and will continue to emphasize long-term shareholder value by focusing on sustained profitability and disciplined financial decision making.”

Menar holds his Bachelors of Science Degree in Accounting and Economics from Le Moyne College and his MBA in Finance from The Stern Business School at New York University. Menar currently resides in Central New York with his wife and five children.

ABOUT PAR TECHNOLOGY CORPORATION

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 35 years. PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. For more information visit http://www.partech.com or connect with us on Facebook and Twitter.

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